Exhibit 22.1

The following is a listing of subsidiaries that guarantee the DXP Enterprises, Inc. Credit Facilities (the "ABL Revolver" and “Term Loan B Agreement”) issued by DXP Enterprises, Inc.

SUBSIDIARY GUARANTORS OF GUARANTEED SECURITIES

DXP ENTERPRISES, INC. (TX)

DXP HOLDINGS, INC. (TX)

APO PUMPS & COMPRESSORS, LLC (DE)

CARTER & VERPLANCK, LLC (FL)

CISCO AIR SYSTEMS, INC. (CA)

MID ATLANTIC STORAGE SYSTEMS, LLC (DE)

PREMIERFLOW, LLC (OK)

PUMP SOLUTIONS, LLC (TX)

KAPPE ASSOCIATES, INC. (MD)

PRO-SEAL, INCORPORATED (MI)

ARROYO PROCESS EQUIPMENT, LLC (FL)

DXP CANADA ENTERPRISES LTD. (CAN)

INDUSTRIAL PARAMEDIC SERVICES LTD. (CAN)

HSE INTEGRATED LTD. (CAN)

NATIONAL PROCESS EQUIPMENT INC. (CAN)

PMI OPERATING COMPANY, LTD. (TX)

PUMP-PMI, LLC (TX)

PMI INVESTMENT, LLC (DE)

B27 RESOURCES, INC. (TX)

PUMPWORKS 610, LLC (DE)